Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Pernix Therapeutics Holdings, Inc. of our report dated March 28, 2017, with respect to the consolidated financial statements of Pernix Therapeutics Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

November 20, 2017